Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2005

The balances in the sub-accounts on deposit with the trustee as of September 30, 2005 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$12,125,624.99	$36,787,971.28
Capital Sub-Account	$2,504,803.22	$287,335.43
Overcollateralization Sub-Account	$417,256.08	$0.00
Reserve Sub-Account	$340,577.81	$0.00
REP Deposit Account*	$2,287,585.13

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.